Exhibit 99.2

POWER OF ATTORNEY

The undersigned hereby constitutes and appoints each of Andrea E. Daly and Christopher A. Govan (in each such case, an “Attorney”), severally and not jointly, his attorney and agent, each with full power of substitution, to execute, deliver and make for, on behalf of and in the name of the undersigned any and all forms, filings, submissions, notices and other similar documents and instruments as may be necessary, required or appropriate under any applicable securities, antitrust, financial services, gaming, alcohol or other law, regulation or rule in connection with or arising as a result of the business or activities of Onex Corporation, of any of its directly or indirectly managed funds, or of any of its or their operating or investee entities (with such action being conclusive evidence that the same has been determined to be necessary, required or appropriate).

Without limiting the foregoing, this Power of Attorney shall be available and effective in respect of any Schedule 13D, Schedule 13G, Form 4 or other similar document or instrument proposed to be filed in the name of the undersigned under United States securities laws and any filings pursuant to the Hart Scott Rodino Antitrust Improvements Act of 1976.

Any one of the Attorneys appointed hereby may act hereunder without any of the others. The power of attorney granted hereby shall be deemed coupled with an interest, shall be irrevocable and shall not be terminated by the undersigned or by operation of law, whether by death or incapacity of the undersigned or by the occurrence of any other event. The execution, delivery or making of any form, filing, submission, notice or other document or instrument contemplated hereby shall be conclusive evidence

Dated: As of March 23, 2017.

Signed before the undersigned

notary public at Toronto, Ontario

the 23 day of March 2017.

/s/ Justin Dick
Justin Dick

Yours truly,

/s/ Gerald W. Schwartz
Gerald W. Schwartz